Exhibit 10.1
DISTRIBUTION AND SUPPLY AGREEMENT
BETWEEN

CYTOCORE, INC.
AND

GUANGDONG PROSPER CHANNEL MEDICINE COMPANY LTD.

DISTRIBUTION AND SUPPLY AGREEMENT made as of the 30th day of September 2010, between
CYTOCORE, INC., a Delaware corporation with its principal office at Suite 510, 414 North Orleans Street, Chicago, Illinois 60610 (hereinafter called “CYTOCORE”) and GUANGDONG PROSPER CHANNEL MEDICINE COMPANY LTD. , a Chinese company with its principal office at 205Room, No.98, Heng Fu Road, Guangzhou-510095, China (hereinafter called “Prosper Channel”).
Defined terms used in this Agreement shall have the meanings set forth in Section 1 hereof, except as otherwise provided herein.
WHEREAS, CYTOCORE is engaged in the development, manufacture and sale of SoftPAP and wishes to market it in the Territory.
WHEREAS, Prosper Channel is a distributor and seller of medical device products in the Territory and desires to obtain an exclusive right to, distribute, promote and sell SoftPAP in the Territory;
WHEREAS, CYTOCORE has agreed, subject to the terms and conditions of the Agreement, to grant Prosper Channel the exclusive right to distribute the Products in the Territory subject to Prosper Channel meeting minimum purchase commitments as defined in the attached document. CytoCore has the right to terminate sales exclusivity if Prosper Channel does not meet a pro rata portion of the purchase commitment. For example, if Prosper does not meet 50% of the first year minimum purchase commitment within six months of the agreements effective date, CytoCore has the right to discontinue the exclusive right to distribute the product within 30 days notice and terminate the agreement as stipulated in section 5.2
WHEREAS, Prosper Channel has agreed to undertake the distribution of such Products in the Territory; and,
WHEREAS, the parties wish also to memorialize the understanding between them.
NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS.

For the purposes of this Agreement the flowing terms have the following meanings:
1.1	“Affiliates” shall mean (a) an entity controlled by a common parent that owns more than fifty percent of the voting stock of both such entity and one of the parties to this Agreement and (b) such parent company.

1.2	“Approved Product” shall mean any Product that shall have been granted all necessary approvals by all required Regulatory Authorities to allow the sale and distribution by Prosper Channel or an Affiliate of Prosper Channel of such Product in the Territory.

1.3	“Batch”, with respect to the Product, shall mean a separate and distinct quantity of such Product processed under continuous and identical conditions and designated by a batch number.

1.4	“Certificate of Conformity” shall mean a document certifying that a Batch of any Product meets all Specifications.

1.5	“Fiscal Year” shall mean he twelve-month period commencing on January 1st of each year and ending on December 31st..

1.6	“cGMP” shall mean current good manufacturing practices as required by the rules and regulations of the applicable Regulatory Authority.

1.7	“Launch Date”, as to each Approved Product, shall mean that date on which marketing and distribution of such Approved Product shall commence in the Territory.

1.8	“Launch Notice” shall have the meaning set forth in Section 5.1 hereof.

1.9	“Product(s)” shall mean the Product set forth on Schedule A that the parties shall mutually agree upon in writing, thereby amending such Schedule.

1.10	“Registration” with respect to the Product means the meeting of all of the requirements of all applicable Regulatory Authorities necessary to permit the commencement of manufacturing and marketing of the Product in the Territory by Prosper Channel or an Affiliate of Prosper Channel.

1.11	“Regulatory Authority” means any and all bodies and organizations regulating the manufacture, importation, distribution, use and sale of the Product in the Territory.

1.12	“CYTOCORE’s Facility” shall mean the facility or the facilities in which CYTOCORE shall manufacture, or designate to manufacture, the Product for sale to Prosper Channel or related customers.

1.13	CYTOCORE’s Trademarks” shall mean the CYTOCORE Trademarks set forth on Schedule B hereto, as such Schedule may be amended from time to time by mutual agreement of the parties.

1.14	“Specifications” of Product means the specifications for any Product as agreed to by the parties and as approved by the applicable Regulatory Authority. The Specifications may be amended from time to time by written agreement between the parties and as specifically requested by applicable Regulatory Authorities.

1.15	Technical Information” shall mean the manufacturing process and any and all technical knowledge, trade secrets, analytical methodology, processes, manufacturing and toxicological information, and any and all other technical information or experience related to the manufacturing of the Product.

1.16	“Territory” shall mean provinces within the Peoples Republic of China as defined on Schedule B hereto.

1.17	“U.S.” means the United States of America and its territories and possessions.
2	APPOINTMENT OF AS DISTRIBUTOR; SUB-DISTRIBUTORS
2.1	CYTOCORE hereby grants to Prosper Channel and hereby accepts, the exclusive right to import the Product in finished package form, distributes, promote and sell each of the Product in the Territory subject to the terms and conditions of this Agreement.

2.2	Prosper Channel shall use reasonable efforts to promote, distribute and sell the Product in and throughout the Territory and shall use reasonable efforts to maintain a reasonably adequate level of stock of such Product to meet the market demand for such Product within and throughout the Territory.

2.3	Prosper Channel undertakes and agrees that it will not sell the Product directly or indirectly outside the Territory nor export any of the Product out of the Territory nor fill any orders for the Product knowing that such orders are intended for sale outside the Territory.

2.4	Subject to the limitations set forth in the following sentence, Prosper Channel shall have the right to appoint any sub-distributor to distribute, market, promote and/or sell the Product within the Territory. The appointment of any sub-distributor shall be on such terms and conditions as CytoCore may reasonably require in writing provided such terms and conditions are not inconsistent with the terms and conditions of this Agreement. Prosper Channel agrees that it shall, at all times, be solely responsible for the acts, deeds or omissions of any sub-distributor appointed pursuant to this subsection 2.4.
3	REGISTRATIONS
3.1	Prosper Channel, at its sole cost shall prepare, if necessary, for filing with the Territory’s Regulatory Authority, the Product, as appropriate, to allow the distribution in the Territory of the Product by Prosper Channel or an affiliate of Prosper Channel.

3.2	In connection with the foregoing, CYTOCORE shall assist Prosper Channel in preparing and delivering complete and accurate documentation with respect to the development of the Product.

3.3	Each of the parties shall immediately notify the other party of any inspections by the Regulatory Agencies or any other regulatory issues related to the Product. Each of the parties shall also have the duty to immediately notify the other party if it becomes aware of any concern that may affect the efficacy or safety of the Product.
4	MANUFACTURE AND SUPPLY OF THE PRODUCT BY CYTOCORE
4.1	CYTOCORE shall manufacture each of the Product and to supply such Product to Prosper Channel, pursuant to forecasts and purchase orders placed by Prosper Channel in accordance with Section 5 hereof.
5	FORECASTS, ORDERS, DELIVERY AND PURCHASE COMMITMENT OBLIGATIONS.

5.1	When both parties agree that Registration of the Product by the Territory’s Regulatory Authority is likely to be received within a six month to one year time frame, the parties shall meet and agree upon an estimated Launch Date in respect of such Approved Product. Thereafter, Prosper Channel shall send to CYTOCORE a notice (the “Launch Notice”) with respect to such Product that shall contain the following:

(a)	a statement of the estimated Launch Date of such Product; and;

(b)	a purchase order for such Product to be purchased by Prosper Channel, prior to the Launch Date, in respect of such Product.

5.2	On the first day of each calendar quarter commencing after the Launch Date of the Product, Prosper Channel shall provide to CYTOCORE a forecast of the amount of such Product to be ordered for delivery during each of the four (4) quarters following the date of the forecast. Such forecast shall not create a binding obligation on the part of either party, Prosper Channel shall use all reasonable efforts to make each forecast as accurate as possible. However, Prosper Channel commits to the purchase of the following units after the effective date of product registration. Proper Channel will either order and pay for the product or pay for the committed number of units if orders are not received by CYTOCORE. CYTOCORE has the right to terminate the agreement upon 30 day notice if Prosper Channel does not honor the terms of the Purchase Commitment obligation.

Year 1	400,000	SoftPAP disposable
Year 2	624,000	SoftPAP disposable
Year 3	811,200	SoftPAP disposable
Year 4	1,054,560	SottPAP disposable
Year 5	1,370,928	SoftPAP disposable
5.3	CYTOCORE shall not be required to supply during any particular quarter more than one hundred twenty percent (120%) of the most recent forecasted amount for such quarter, but will use all reasonable efforts to supply the full amount ordered. CYTOCORE will only ship product upon execution of purchase orders and payment in accordance with agreed terms.

5.4	Prosper Channel shall place written purchase orders with CYTOCORE for the quantities and the delivery dates of each Product that it desires to purchase under this Agreement for commercial use; provided, however, that where in conflict with the terms and conditions of this Agreement, this Agreement, and not such standard terms and conditions set forth in the purchase orders, shall govern the purchase and sale of the Product, under this Agreement. Prosper Channel agrees to place such purchase orders at least one hundred eighty (180) days in advance of the specified delivery date, unless otherwise agreed to by the parties. Upon its receipt and acceptance of each such order, CYTOCORE shall use its best efforts to fulfill the order as requested. Unless CYTOCORE delivers a written objection to a purchase order within five (5) business days of its receipt of such order, the purchase order shall be deemed accepted.

5.5	Delivery terms are FOB Chicago, Illinois
6	PRODUCT PRICE AND PAYMENT
6.1	Prosper Channel shall pay CYTOCORE a fixed transfer price as outlined in Schedule C. This will be $2.35 per SoftPAP disposable and $45.00 per SoftPAP handle.

6.2	Prosper Channel shall pay CYTOCORE by 50% wire transfer at submission of initial purchase order of minimum 50 cases (1 case = 500 pieces) and 50% wire transfer at notice of shipment.

6.3	Prosper Channel shall pay CYTOCORE by an irrevocable letter of credit payable in 45 days of shipment for purchase orders #2~#3 (minimum 100 cases each).

6.4	Prosper Channel shall pay CYTOCORE by an irrevocable letter of credit payable in 60 days of shipment for purchase orders #4~#6 (minimum 100 cases each).

6.5	Prosper Channel shall pay CYTOCORE by an irrevocable letter of credit payable in 90 days of shipment for purchase orders #7 and thereafter (minimum 100 cases each).

6.6	All payment shall be exclusive of any Withholding, VAT or other Taxes.

6.7	Both parties shall discuss the Product cost in Schedule C when issues relevant to the Product cost occur at both parties.

7	INTELLECTUAL PROPERTY RIGHTS
7.1	Prosper Channel acknowledges and agrees that CYTOCORE is the owner of the Technical Information, and of all industrial and intellectual property rights of any kind in relation to the Technical Information, including the right to patents, registered or other designs, copyright, trademarks or trade names and any other confidential information. Nothing contained in this Agreement shall be effective to give Prosper Channel any rights of ownership in and to the Technical Information and to the intellectual property owned by CYTOCORE.
8	RELATIONSHIP OF CYTOCORE AND PROSPER CHANNEL.
8.1	The relationship between CYTOCORE and Prosper Channel that is created by this Agreement shall be that of vendor and purchaser, and not that of a partnership, principal and agent, or joint or co-ventures. In the performance of this Agreement, Proper Channel shall have no authority to assume or create any obligation or responsibility, either expressed or implied, on behalf of or in the name of CYTOCORE, or to bind CYTOCORE or its Affiliates in any manner whatsoever and CYTOCORE shall have no authority to assume or create any obligation or responsibility, either express or implied, on behalf of or in the name of Prosper Chaneel or to bind Prosper Channel or its Affiliates in any manner whatsoever. Each party shall indemnify the other party for any claim asserted by any third party that the acts of such party or any of its Affiliates created any obligation or responsibility of the other party other than as expressly set forth in this Section.

8.2	If this Agreement is terminated for any reason, neither party shall thereafter use, or permit anyone else under its control to use, the other’s name in the promotion of its business or the offer for sale of any goods and neither party shall package or label any goods in a manner that the other party hereto might reasonably consider to be imitative of any goods sold by such party.
9	WARRANTIES
9.1	Prosper Channel hereby represents and warrants to CYTOCORE that:

(a)	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(b)	it is not aware of any legal, contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder; and

9.2	CYTOCORE hereby represents and warrants to Prosper Channel that:

(a)	it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

(b)	it is not aware of any legal contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder;
10	INDEMNIFICATION.
10.1	Prosper Channel agrees to indemnify CYTOCORE against and hold CYTOCORE harmless from, any and all loss (except consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expense (including, without limitation, reasonable attorney’s fees and liabilities for personal injury suffered by any person) arising from or in connection with any:

(a)	breach of the warranties by Prosper Channel hereunder;

(b)	other misrepresentation or breach of this Agreement by Prosper Channel.

(c)	claim, express, implied or statutory made by Prosper Channel, its Affiliates or its sub-distributors, (except to the extent that such claim has been approved by the Regulatory Authority or authorized by CYTOCORE) as to the efficacy or safety of the Product or the use to be made by any purchaser of the Product; or

(d)	any other act or omission of Prosper Channel, its Affiliates or sub-distributors in connection with the sale and distribution of the Product.

10.2	CYTOCORE hereby agrees to indemnify and hold Prosper Channel and their Affiliates harmless from any and all loss (except consequential loss, such as, for example, loss of business or of profits), liability, damage, claim, cost and expense (including, without limitation, reasonable attorney’s fees and liabilities for personal injury suffered by any person) arising from or in connection with any:

(a)	breach of the warranties by CYTOCORE hereunder;

(b)	other misrepresentation or breach of this Agreement by CYTOCORE or any wrongful act or omission of CYTOCORE in connection with its contract obligations hereunder;

(c)	claim, express, implied or statutory made by CYTOCORE or its Affiliates (except to the extent that such claim has been approved by the Regulatory Authority or authorized by Prosper Channel as to the efficacy or safety of any of the Products or the use to be made by any purchaser of the Product.

(d)	suit, claim or proceeding brought against Prosper Channel in the Territory based on any claim that Prosper Channel’s activities with respect to any Product constitute an infringement of any process patent or intellectual property rights of any third party in the Territory; or

(e)	any other act or omission of CYTOCORE or its Affiliates in connection with the manufacture, packaging, labeling and sale of Product to Prosper Channel or its Affiliates.

10.3	If Prosper Channel or any of its Affiliates or CYTOCORE or any of its Affiliates (in each case an “Indemnified Party”) receives any written claim which it believes is the subject of indemnity hereunder by CYTOCORE or Prosper Channel, as the case may be, (in each case as “Indemnifying Party”), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified party. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but for the account of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be for the account of the Indemnified Party.

10.4	The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party.

10.5	No such claims shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying party.
11	COMPLIANCE WITH LAW.
11.1	It shall be the responsibility of Prosper Channel and CYTOCORE, respectively, to follow all procedures and take all actions which are necessary or required for agreements of this type by the laws, treaties or regulations applicable in the country in which it is, respectively, manufacturing or selling Product or manufacturing or marketing the Product.

11.2	It is further agreed that neither party shall be obligated to carry out or perform any or all of the terms of this Agreement as shall constitute a violation of any treaty, law, code or regulation of any governmental authority whether local, national or international. In any event, the other terms of this Agreement shall nevertheless continue and the parties shall use all reasonable efforts to re-negotiate and amend this Agreement so that the performance of this Agreement as so amended will not involve any such violation.
12	CONFIDENTIALITY.
12.1	Each of the parties agrees that it will not disclose any confidential information of the other party that it may acquire at any time during the term of this Agreement without the prior written consent of such party and that it shall use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such confidential information including requiring its employees, consultants or agents to enter into similar confidentiality agreements in relation to such confidential information.

12.2	The obligations undertaken by each party under this Section shall continue in force for a period of five (5) years following the termination or expiration of this Agreement.

12.3	The obligations contained in this Section 16 do not apply to any information:
(a)	which was at the time of receipt by a party in the public domain or generally known in the pharmaceutical manufacturing industry otherwise than by breach of a party’s duty of confidentiality;

(b)	which a party can establish to have been known to it at the time of receipt from the other party and not to have been acquired directly or indirectly from the other party;

(c)	acquired by a party from a third party otherwise than in breach of an obligation of confidence to the other party;

(d)	required by law to be provided to governmental agencies but only for the purpose of providing it to such governmental agencies; and

(e)	disclosed to an Affiliate of Prosper Channel for purposes consistent with this Agreement.
13	TERM AND TERMINATION.
13.1	This Agreement shall be for an initial term commencing as of the date of this Agreement and continuing until the fifth (5) anniversary of the date above. This Agreement shall be extended automatically for additional terms of one (1) year each, provided that either party gives written notice of its intent not to renew, such notice to be given not later than ninety (90) days prior to the expiration date of the current first term hereof.

13.2	This Agreement may be terminated by notice in writing by either party if the other party shall default in the performance of any of its other obligations under this Agreement and such default shall continue for a period of not less than thirty (30) days after written notice specifying such default shall have been given; provided, however, that if such default is not capable of being cured within such thirty (30) day period but the party in default initiates and diligently continues good faith efforts to cure such default, such thirty (30) day period shall be extended to ninety (90) days; or (c) by either party if the other party makes an arrangement with its creditors or goes into bankruptcy, receivership or liquidation, or if a receiver or a receiver and manager is appointed in respect of the whole or a major part of the property or business of the party in default; or (d) by either party if a major part of the assets or all of the assets of the other party are disposed of or acquired by any other person.

13.3	Thirty (30) days after notice of termination has been given as herein provided, the right of Prosper Channel to place orders for Product with CYTOCORE shall cease.

13.4	Immediately upon termination or expiration of this Agreement, Prosper Channel shall have the right and obligation to accept any Product in transit or subject to an accepted purchase order at the time of giving of written notice of termination.
14	FORCE MAJEURE.
Neither party shall be liable or be in breach of any provision of this Agreement for any failure or delay on its part to perform any obligation where such failure or delay has been occasioned by any act of God, war, riot, fire, explosion, flood, sabotage, unavailability of fuel, labor, containers or transportation facilities, accidents of navigation or breakdown or damage of vessels or other conveyances for air land or sea, other impediments or hindrances to transportation, government intervention (other than that of duly-authorized Regulatory Authority), strikes or other labor disturbances or any other cause beyond the control of the parties.
15	INSURANCE.
CYTOCORE and Prosper Channel each shall maintain adequate product liability insurance to cover product liability claims against it, respectively, as manufacturer of the Products and distributor of the Products.
16	NOTICES.
Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail post or by express mail or by means of facsimile to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It being agreed and understood by the parties that any such notice shall be deemed given and served the day transmitted by facsimile or a date three (3) days after the date of express mail or mail by courier.

To:	CYTOCORE CYTOCORE, INC. Suite 510, 414 North Orleans Street Chicago, Illinois 60610 Attention: Robert F. McCullough Jr. Fax: +1.312.222.9580

To:	Prosper Channel
GUANGDONG PROSPER CHANNEL MEDICINE COMPANY LTD.
Address: 205Room, No.98, Heng Fu Road, Guangzhou-510095, China
Attention: Mr. N.C.Sharma
Fax: 008620-6120 7334
GUANGDONG PROSPER CHANNEL MEDICINE COMPANY LTD.,
17	EXECUTION OF ALL NECESSARY ADDITIONAL DOCUMENTS.
Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effectuate the provision and purposes of this Agreement.
18	WAIVER.
The failure of either of the parties to insist upon a strict performance of any other terms and provisions therein shall not be deemed a waiver of any subsequent breach of default in the terms or provisions of this Agreement.
19	ASSIGNMENT AND AMENDMENT.
19.1	Other than an assignment by either party to any of its Affiliates, neither this Agreement nor any rights arising hereunder shall be assigned by one party without the prior written consent of the other and then only upon approval of the other party and acceptance of such assignment in written form approved by such party, which approval shall not be unreasonably withheld. In the event of an assignment by either party to it Affiliate as permitted hereunder, the assigning party shall not be released from its obligations hereunder and shall guarantee the full performance by such Affiliate of such obligations.

19.2	No amendment hereof shall be binding unless made in writing and signed by the parties hereto.
20	ENTIRE AGREEMENT.
This Agreement incorporates the entire understanding of the parties and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof.
21.	GOVERNING LAW; LANGUAGE.
21.1	This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois. The parties agree to submit all disputes to the jurisdiction of the State of Illinois.
22	SEVERABILITY.
If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law.
23	HEADINGS.
The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

CYTOCORE, INC.

By:	/s/ Robert F. McCullough Jr.	11/29/10
Name:	Robert F. McCullough Jr.
Title:	CEO

GUANGDONG PROSPER CHANNEL MEDICINE COMPANY LTD.

By:	/s/ N.C.Sharma
Name:	N.C.Sharma
Title:	CEO

SCHEDULE A
Products
SoftPAP handle
SoftPAP disposable

SCHEDULE B
TRADEMARK
SoftPAP

SCHEDULE C
Product Costs

PRODUCT	COST
SoftPAP disposable	USD $2.35/piece
SoftPAP handle	USD $45.00/piece

SCHEDULE D
Annual Minimum Purchase Quantity
for SoftPAP disposable

Year	Volume
1	400,000 pieces
2	624,000 pieces
3	811,200 pieces
4	1,054,560 pieces
5	1,370,928 pieces